Exhibit 10.2

September 19, 2019

Charles R. Carter

[Address]

Re:	Offer Letter Agreement

Dear Charles:

On behalf of GI Dynamics, Inc. (the “Company”) I am pleased to offer you employment with the Company on the terms and conditions set forth below.

1.

Start Date; Term.  Your full-time employment will commence on September 16, 2019 and will continue until terminated by either party in accordance with Section 7 (such period of employment referred to herein as the “Term”).

2.

Title and Duties.  During the Term, you will serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). You will devote your best efforts and full business time, skill and attention to the performance of your duties, subject to the direction of the CEO. You will perform such executive, managerial, administrative and professional duties as are normally associated with those positions and customarily performed by those holding such offices at businesses similar to the Company. You will be expected to adhere to the written employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Offer Letter conflict with the Company’s written employment policies or practices, this Offer Letter will control. You will be expected to comply with the Company’s corporate governance policies and charters that may be in effect from time to time.

3.

Base Compensation.  You will be paid an annual base salary of three hundred thousand dollars ($300,000) (the “Base Salary”), less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices as may be in effect from time to time. Your total compensation will be reviewed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) at least annually, and you will be entitled to such increases in Base Salary and/or Performance Bonus (as defined below) during your employment as will be recommended by the Compensation Committee and approved by the Board of Directors, in its sole discretion, taking into account your performance and that of the Company, and other factors considered relevant by the Board of Directors.

4.

Performance Bonus.  Each calendar year, you will be eligible to earn an annual incentive bonus of up to thirty-five percent (35%) of your annual Base Salary (the “Performance Bonus”). Whether you receive such a Performance Bonus and the amount of any such Performance Bonus will be determined by recommendations from the Compensation Committee and approval from the Board of Directors, and will be based upon achievement of performance objectives to be provided to you by the Compensation Committee following initial recommendation of proposed objectives to you, discussion of such objectives with you, and

GI Dynamics, Inc.    ●    320 Congress St    ●    Boston, Massachusetts    ●    02210

consideration of your input regarding such objectives. The amount, if any, of such earned Performance Bonus will be paid to you within forty five (45) days following the close of the calendar year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed on the last day of the calendar year to which it relates in order to earn any Performance Bonus.

5.	Benefits.

(a)

You will be eligible to participate in the Company’s standard benefit programs made available to senior executives, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

(b)

The Company will reimburse you for all normal, usual and necessary expenses incurred by you in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than thirty (30) days following the date that such business expense is incurred. All reimbursements provided under this Offer Letter will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)	You will, during each calendar year of your employment, be entitled to four (4) weeks of vacation, in addition to nationally recognized holidays.

6.	Equity.

(a)

The Company will grant you an option (the “Option”) to purchase 385,226 shares of the Company’s common stock, at a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan (the “2011 Plan”)) of the Company’s common stock on the date of grant. The Option will vest over a four (4) year period, with one quarter (1/4) of the shares subject to the Option vesting on the one (1) year anniversary of the date of grant, and the remaining shares vesting on a quarterly basis over the following three (3) years of continuous service, provided that you are providing services to the Company as an employee or consultant on such vesting dates (no vesting will occur following the termination of employment or consulting services). The Option will be, to the maximum extent permissible, treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code. The Option will be formally approved by the Board of Directors and will be evidenced in writing by, and subject to the terms and conditions of, the 2011 Plan and the Company’s standard form of stock option agreement, which agreement will expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan.

(b)

As described in the applicable stock option agreement and subject to the terms and conditions thereof, if there is a Change of Control (as defined in each such agreement) involving the Company, then one hundred percent (100%) of all of your unvested options will vest and become immediately exercisable as of the consummation of the Change of Control. The parties acknowledge and agree that to the extent that this Section 6(b) conflicts with any term of an option agreement listed above (including but not limited to any term of such option agreement or grant document that permits or requires that a termination without “Cause” or as a result of a “Good Reason” occur following a Change of Control in order for unvested options to become vested and fully exercisable) then the terms of this Section 6(b) will govern.

7.

Termination; Severance.  Your employment will continue during the Term until terminated in accordance with this Section 7. You and the Company each will be entitled to terminate your employment for any reason at any time, subject to the provisions of this Section 7.

(a)

Termination for Cause; Resignation without Good Reason.  If, at any time, the Company terminates your employment for Cause (as defined herein), or you resign without Good Reason (as defined herein), subject to any restrictions contained in the Australian Stock Exchange Listing Rules or other applicable laws, you will receive your Base Salary accrued through your last day of employment, any unused vacation (if applicable) accrued through your last day of employment, and any properly incurred business expenses through your last day of employment that remain unreimbursed. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b)

Termination without Cause; Resignation for Good Reason; Death or Disability.  If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below) or due to your death or Disability (as defined below) (collectively, such reasons for separation, an “Involuntary Termination”), then, subject to any restrictions contained in the Australian Stock Exchange Listing Rules or other applicable laws, in addition to the payments and benefits described in Section 7(a) (which you will receive irrespective of the reason for termination), and subject to the conditions set forth in Section 7(c), you will be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)

an amount equal to six (6) months of your then current Base Salary, less all applicable withholdings and deductions, paid over such six (6) month period on the schedule described below (the “Salary Continuation”); and

(ii)

a pro-rata portion of your at-target Performance Bonus as then in effect for the calendar year in which the termination occurs, which, for the avoidance of doubt, shall be determined without regard to whether any performance objectives required to be satisfied for such calendar year have been achieved, adjusted based on the period worked by you during such calendar year prior to termination; and

(iii)

if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Involuntary Termination, then the Company will pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the six (6) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”).

Notwithstanding the foregoing, if the Company determines, in its sole but good faith discretion, that the payment of the above-described COBRA premiums could result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(c)

Conditions to Receive Severance Benefits.  The Severance Benefits are conditional upon (i) your continuing to comply with your obligations under your Nondisclosure, Nonsolicitation and Noncompete Agreement; (ii) your delivering to the Company of an effective separation agreement and general release of claims in favor of the Company in a mutually acceptable form within sixty (60) days following your termination date; and (iii) your compliance with all reasonable requests for transition assistance from the Company. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule over the applicable period following your termination date, and will be subject to applicable tax withholdings, provided that no payments will be made prior to the sixtieth (60th) day following your separation from service. On the 60th day following your separation from service, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

(d)

Definition of Cause.  For purposes of this Offer Letter, “Cause” will mean one or more of the following: (i) your willful failure or refusal to abide in all material respects by lawful directions received from the CEO; (ii) your commission of any act of fraud, embezzlement or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your material obligations under any written agreement or written covenant with the Company. Cause will not exist under this Offer Letter unless the Company gives written notice to you describing with particularity the alleged act(s) at issue. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

(e)

Definition of Good Reason.  For purposes of this Offer Letter, “Good Reason” will mean your resignation from all positions you then hold with the Company based on an event described below, provided you give written notice of such event within ten (10) days after the first occurrence of such event and that you assert that grounds for a resignation for Good Reason exist as a result of such event, and provided such event is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you of: (A) a material reduction in your base compensation or target annual bonus eligibility (unless you are treated proportionately similarly to all other employees); (B) a change in your position with the Company that materially reduces your title, level of authority, responsibilities and/or duties; (C) a requirement that you relocate more than fifty (50) miles from the Company’s principal place of business; or (D) any material breach of this Offer Letter by the Company.

(f)

Definition of Disability.  For purposes of this Offer Letter, “Disability” will mean your failure to perform your normal required services hereunder for a period of three (3) consecutive months during any calendar year by reason of your mental or physical disability, as determined by an independent physician reasonably satisfactory to you and the Company.

8.

Non-Competition; Confidentiality.  As a condition of employment hereunder, you will be required to sign and abide by the Company’s standard Nondisclosure, Nonsolicitation and Noncompete Agreement. By signing this Offer Letter and accepting the consideration provided for herein, you expressly reaffirm your obligations under such Nondisclosure, Nonsolicitation and Noncompete Agreement.

9.

At-Will Employment.  Your employment with Company will be “at-will.” This means that either you or the Company may terminate your employment at any time, with or without Cause or Good Reason, and with or without advance notice. Notwithstanding the foregoing, you will be entitled to receive the Severance Benefits under this Agreement pursuant to the terms hereof.

10.	Code Section 409A.

(a)

It is intended that all of the severance benefits and other payments payable under this Offer Letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions.

(b)

Any termination of your employment triggering payment of benefits under Section 7 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any such payments under Section 7 that constitute deferred compensation under Code Section 409A will be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section will not cause any forfeiture of benefits on your part, but will only act as a delay until such time as a “separation from service” occurs.

(c)

For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Offer Letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Offer Letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments will not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service with the Company, (ii) the date of your death, or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred.

(d)

Notwithstanding any other provision herein to the contrary, in the event of any ambiguity in the terms of this Offer Letter, such term(s) will be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or the payment of increased taxes, excise taxes or other penalties under Code Section 409A.

(e)

The parties intend all payments and benefits hereunder to be in compliance with Code Section 409A; however, you acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Code Section 409A.

11.

Arbitration.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Offer Letter, your employment with the Company, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Each party will bear its own attorneys’ fees and litigation costs, except to the extent the underlying law upon which any claim is based provides for the award of attorneys’ fees, in which case such fees will be recoverable as provided by law. The arbitrator will be authorized to award all relief that you or the Company would be entitled to seek in a court of law, including, but not limited to, allocating in the arbitrator’s discretion, between the parties, all costs of the arbitration, including facility fees and the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness fees of the parties, if permitted by applicable law. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The parties further agree that this Section 11 may be specifically enforced in court.

12.	Indemnification. The Company acknowledges and agrees that you will be entitled to indemnification under the Company’s standard form of indemnification agreement.

13.

Notices.  Any notice to be given hereunder will be in writing and delivered or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

GI Dynamics, Inc.

745 Atlantic Avenue

Office No. 708

Boston, MA 02111

Attention: Chief Executive Officer

With a copy to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

If to you:

Charles R. Carter

[Address]

14.

Survivorship.  The respective rights and obligations of the parties hereunder will survive any termination of this Offer Letter to the extent necessary to the intended preservation of such rights and obligations.

15.

Miscellaneous.  This Offer Letter and the other agreements specifically mentioned herein are the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersede and replace any and all prior agreements or representations with regard to the subject matter hereof and thereof, whether written or oral. This Offer Letter is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the CEO. This Offer Letter is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Offer Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Offer Letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Offer Letter will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Offer Letter and the terms of your employment with the Company will be governed in all aspects by the laws of the Commonwealth of Massachusetts.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. Please sign and date this Offer Letter, and the enclosed Nondisclosure, Nonsolicitation and Noncompete Agreement, if you wish to accept employment at the Company under the terms described above.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement and understanding, please indicate your acceptance of this offer by signing and returning to me a copy of this Offer Letter.

Very truly yours,

GI DYNAMICS, INC.

By:	/s/Scott Schorer
Scott Schorer Chief Executive Officer

Accepted and Agreed:

Name:	/s/ Charles R. Carter
CHARLES R. CARTER

Date:	September 19, 2019